EXHIBIT 3.1

KEMPHARM, INC.

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

KEMPHARM, INC., a corporation organized and existing under and by virtue of the provisions of the Delaware General Corporation Law (“DGCL”),

DOES HEREBY CERTIFY:

1. The name of the Corporation is KemPharm, Inc. (the “Corporation”) and the Corporation was originally incorporated pursuant to the DGCL on May 28, 2014 under the name KemPharm, Inc.

2. That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

ARTICLE I.

The name of the Corporation is KemPharm, Inc.

ARTICLE II.

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange St., City of Wilmington, County of New Castle, Delaware, Zip Code 19801, and the name of its registered agent at such address is The Corporation Trust Company; provided that such designations may hereinafter be changed by the Corporation’s board of directors (the “Board”) in accordance with the Delaware General Corporation Law (“DGCL”).

ARTICLE III.

The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV.

This Corporation shall have no corporate seal.

ARTICLE V.

The Corporation is authorized to issue 255,883,000 shares of stock, consisting of 143,200,000 shares of common stock (“Common Stock”), with a par value of $0.0001 per share, and 112,683,000 shares of preferred stock, with a par value of $0.0001 per share, of which 9,705,000 shares are designated Series A Convertible Preferred Stock (“Series A Preferred Stock”), 6,220,000 shares are designated Series B Convertible Preferred Stock (“Series B Preferred Stock”), 18,558,000 shares are designated Series C Convertible Preferred Stock (“Series C Preferred Stock”), 75,000,000 shares are designated Series D Convertible Preferred Stock (“Series D Preferred Stock”) and 3,200,000 shares are designated Series D-1 Convertible Preferred Stock (“Series D-1 Preferred Stock” and, together with the Series D Preferred Stock, the “Senior Preferred Stock”). The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock and each series of Preferred Stock are as set forth below.

ARTICLE VI.

The corporate existence of this Corporation shall have perpetual duration unless sooner dissolved in accordance with this Amended and Restated Certificate of Incorporation and as otherwise provided in the DGCL.

ARTICLE VII.

Section 1. Directors. The Board shall comprise at least seven (7) and not more than nine (9) directors. The Board shall be composed of a specific number of Directors as shall be determined and fixed by the Board from time to time in the manner set forth in the Corporation’s bylaws (as amended from time to time, the “Bylaws”).

Section 2. Director Election and Qualifications. Unless otherwise provided by the Bylaws, directors need not be stockholders. The election of directors for this Corporation need not be by written ballot unless the Bylaws so require.

Section 3. Board Authority. The directors of the Corporation shall have the powers set forth in the DGCL and the Bylaws. Subject to any additional vote required by this Amended and Restated Certificate of Incorporation or the Bylaws, in furtherance of and not in limitation of the powers granted by statute, the Board is expressly authorized to make, alter, amend, repeal or rescind the Bylaws in any manner not inconsistent with the laws of the State of Delaware, any agreement between the Corporation and its stockholders and the approval of any holders of Senior Preferred Stock required under Section 4 of Article XIII of this Amended and Restated Certificate of Incorporation.

ARTICLE VIII.

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, (ii) Deerfield Private Design Fund III, L.P. (the “Deerfield Investor”) or any partner, member, director, stockholder, employee or agent of the Deerfield Investor, other than someone who is an employee of the Corporation or any of its subsidiaries or (iii) Cowen KP Investment LLC (the “Cowen Investor”) or any partner, member, director, stockholder, employee or agent of the Cowen Investor, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE IX.

Section 1. No Liability. To the fullest extent permitted by law, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Section 2. Amendment of Article IX. Any amendment, repeal or modification of any of the foregoing provisions of this Article IX shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

ARTICLE X.

Section 1. Limited Liability. The private property of the stockholders shall be forever exempt from corporate debts and liabilities.

Section 2. Amendment of Article X. This Article shall not be changed except by one hundred percent (100%) vote of all stockholders in interest in favor thereof.

ARTICLE XI.

Section 1. Right to Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article XI, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board.

Section 2. Prepayment of Expenses of Directors and Officers. The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article XI or otherwise.

Section 3. Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article XI is not paid in full within thirty (30) days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

Section 4. Indemnification of Employees and Agents. The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board.

Section 5. Advancement of Expenses of Employees and Agents. The Corporation may pay the expenses (including attorneys’ fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board.

Section 6. Non-Exclusivity of Rights. The rights conferred on any person by this Article XI shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 7. Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

Section 8. Insurance. The Board may, to the fullest extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article XI; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article XI.

Section 9. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

ARTICLE XII.

Section 1. Amendment of Amended and Restated Certificate of Incorporation. Subject to any approvals required under this Amended and Restated Certificate of Incorporation, including but not limited to Section 4 of Article XIII, the procedure to amend this Amended and Restated Certificate of Incorporation shall be the same as set out in the DGCL.

Section 2. Dissolution. Following the Corporation’s receipt of approvals required under this Amended and Restated Certificate of Incorporation, including but not limited to Section 4 of Article XIII, and any other approvals required under the DGCL, the Corporation may be dissolved in accordance with this Amended and Restated Certificate of Incorporation and the DGCL.

ARTICLE XIII.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

Section 1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth below.

A. “Additional Consideration” shall mean the portion, if any, of the consideration payable to the stockholders of the Corporation in an Event of Liquidation that is only payable upon the satisfaction of certain contingencies.

B. “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 7.D(b) of this Article XIII, deemed to be issued) by the Corporation after the Series D-1 Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(a) shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on applicable Preferred Stock;

(b) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsections 7.D, 7.F, 7.G or 7.H of this Article XIII;

(c) shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board;

(d) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(e) any Deerfield Warrants and Deerfield Convertible Notes, and shares of Common Stock or Series D Preferred Stock issuable upon exercise of any Deerfield Warrants or upon conversion of any Deerfield Convertible Notes; or

(f) any shares of Common stock issued to the public in the Corporation’s first firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act.

C. “Available Proceeds” shall mean the consideration received by the Corporation for a Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders.

D. “Conversion Price” shall have the meaning give to it in Subsection 7.A of this Article XIII.

E. “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

F. “Conversion Time” shall mean the close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of notice and, if applicable, certificates (or lost certificate affidavit and agreement) by a holder of Preferred Stock of the voluntary conversion of his, her or its Preferred Stock into Common Stock in accordance with Subsection 7.C(a) of this Article XIII.

G. “Deemed Liquidation Event” shall mean (i) any merger, consolidation or share exchange transaction in which (a) the Corporation is a constituent party or (b) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation (except any such merger, consolidation or share exchange involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger, consolidation or share exchange continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger, consolidation or share exchange, the parent corporation of such surviving or resulting corporation), or (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets or capital stock of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of the Corporation.

H. “Deerfield Convertible Notes” shall mean the senior secured convertible notes issued by the Corporation to the Deerfield Investor, as amended from time to time, pursuant to the Facility Agreement.

I. “Deerfield Warrants” shall mean the warrants to purchase shares of Series D Preferred Stock or Common Stock issued by the Corporation to the Deerfield Investor, as amended from time to time, pursuant to the Facility Agreement.

J. “Event of Liquidation” shall mean (i) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary or (ii) any Deemed Liquidation Event.

K. “Facility Agreement” shall mean that certain Facility Agreement, dated as of June 2, 2014, between the Corporation and the Deerfield Investor, as amended from time to time.

L. “Initial Consideration” shall mean the portion of the consideration payable to the stockholders of the Corporation in an Event of Liquidation that is not Additional Consideration.

M. “Initial Conversion Price” shall have the meaning given to it in Subsection 7.A of this Article XIII.

N. “Liquidation Preference Amount” shall be, (i) with respect to any share of Series A Preferred Stock, equal to $0.40 per share of any then unconverted Series A Preferred Stock, as adjusted for subdivision or combination of such shares, (ii) with respect to any share of Series B Preferred Stock, equal to $0.62 per share of any then unconverted Series B Preferred Stock, as adjusted for subdivision or combination of such shares, (iii) with respect to any share of Series C Preferred Stock, equal to $0.78 per share of any then unconverted Series C Preferred Stock, as adjusted for subdivision or combination of such shares; (iv) with respect to any share of Series D Preferred Stock, equal to $0.78 per share of any then unconverted Series D Preferred Stock, as adjusted for subdivision or combination of such shares and (v) with respect to any shares of Series D-1 Preferred Stock, equal to $1.25 per share of any then unconverted Series D-1 Preferred Stock, as adjusted for subdivision or combination of such shares.

O. “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

P. “Original Issue Price” shall mean (i) with respect to any share of Series A Preferred Stock, $0.40 per share, (ii) with respect to any share of Series B Preferred Stock, $0.62 per share, (iii) with respect to any share of Series C Preferred Stock, $0.78 per share, (iv) with respect to any share of Series D Preferred Stock, $0.78 per share, and (v) with respect to any share of Series D-1 Preferred Stock, $1.25 per share, subject in each case to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock.

Q. “Person” shall mean any individual, firm, corporation, partnership, trust, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

R. “Purchase Agreement” shall mean that certain Series D-1 Stock Purchase Agreement by and between the Corporation and the signatories thereto dated on or around the date hereof, as amended from time to time.

S. “Preferred Stock” shall mean Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series D-1 Preferred Stock without distinction.

T. “Qualified Public Offering” shall mean the closing of the sale of shares of the Common Stock to the public at a price of at least $1.25 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, with at least $25,000,000 of gross proceeds to the Corporation and a listing of the Common Stock on The Nasdaq Stock Market or the New York Stock Exchange.

U. “Requisite Senior Preferred Holders” shall mean the Deerfield Investor together with the holders of a majority of the shares of the Senior Preferred then outstanding or issuable upon the conversion or exchange of Convertible Securities (including the Deerfield Convertible Notes) or issuable upon the exercise of Options (including the Deerfield Warrants).

V. “Series D-1 Original Issue Date” shall mean the date on which the first share of Series D-1 Preferred Stock was issued.

W. “Securities Act” shall mean the Securities Act of 1933, as amended.

X. “Term Note” shall mean that certain term note issued by the Corporation to the Deerfield Investor pursuant to the Facility Agreement.

Section 2. Common Stock.

A. General. The voting, dividend, liquidation and any other rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein and to the rights, powers and preferences of other classes and series of Preferred Stock that may be outstanding from time to time.

B. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series of Preferred Stock, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation or the DGCL. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Amended and Restated Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

C. Common Stock Preemptive Rights. The holders of Common Stock shall not have any preemptive rights to purchase capital stock of the Corporation.

Section 3. Preferred Stock: Dividends.

A. With respect to the Corporation’s payment of dividends or distributions, if any, the Senior Preferred Stock shall rank senior in priority to the Series C Preferred Stock, which shall rank senior in priority to the Series B Preferred Stock, which shall rank senior in priority to the Series A Preferred Stock, which shall rank senior in priority to all shares of Common Stock.

B. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock, provided that an adjustment to the respective Conversion Prices of the Preferred Stock has been made in accordance with Subsection 7.F of this Article XIII below) unless (in addition to the obtaining of any consents required elsewhere in this Amended and Restated Certificate of Incorporation) the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the applicable Conversion Price; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Preferred Stock pursuant to this Section 3 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend; provided, further that the payment of any dividends under this Amended and Restated Certificate of Incorporation is subject to the prior payment, first, of any and all amounts required under the Deerfield Convertible Notes and Deerfield Warrants, then the prior payment of dividends to the more senior series of Preferred Stock.

Section 4. Preferred Stock: Voting.

A. General. Except as provided in the Bylaws, the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall have no voting rights, provided that such series of Preferred Stock shall have voting rights to the extent that such voting rights are required under the DGCL and cannot be eliminated by this Amended and Restated Certificate of Incorporation. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Amended and Restated Certificate of Incorporation) the affirmative vote of (i) the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote and (ii) the Requisite Senior Preferred Holders, irrespective of the provisions of Section 242(b)(2) of the DGCL.

B. No Cumulative Voting. There shall be no cumulative voting.

C. Senior Preferred Stock Voting Rights Generally. Excluding votes for the election of the Corporation’s directors, on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Senior Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Senior Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of this Amended and Restated Certificate of Incorporation and excluding votes for the election of the Corporation’s directors, holders of Senior Preferred Stock shall vote together with the holders of Common Stock as a single class.

D. Senior Preferred Protective Provisions. The Corporation shall not (and shall not permit any subsidiary to), either directly or indirectly, by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law, this Amended and Restated Certificate of Incorporation or any agreement to which the Corporation is a party) the written consent or affirmative vote of the Requisite Senior Preferred Holders:

(a) liquidate, dissolve or wind up the business and affairs of the Corporation or any of its subsidiaries, effect any merger or consolidation or any other Deemed Liquidation Event, or consent to any of the foregoing;

(b) amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation or Bylaws in a manner that adversely affects the holders of the Senior Preferred Stock;

(c) create, or authorize the creation of, or issue or obligate itself to issue shares of any additional class or series of capital stock unless the same ranks junior to the Senior Preferred Stock with respect to distributions upon an Event of Liquidation, the payment of dividends and rights of redemption;

(d) increase the authorized number of shares of the Senior Preferred Stock or increase the authorized number of shares of any other class or series of capital stock unless the same ranks junior to the Senior Preferred Stock with respect to distributions upon an Event of Liquidation, the payment of dividends and rights of redemption;

(e) issue any shares of Senior Preferred Stock other than as contemplated by the Purchase Agreement, Facility Agreement, the Deerfield Convertible Notes or the Deerfield Warrants;

(f) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Senior Preferred Stock in respect of distributions payable upon an Event of Liquidation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Senior Preferred Stock in respect of any such right, preference, or privilege or (ii) that is junior to the Senior Preferred Stock in respect of distributions payable upon an Event of Liquidation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Senior Preferred Stock in respect of any such right, preference or privilege provided, that the provisions of this Section 4.D(f) shall not apply to any reclassification of the Series D Preferred Stock into shares of Common Stock effected pursuant to the terms of Paragraphs 2, 3, 4 and 5 of Article Third of that certain Certificate of Amendment to the Certificate of Incorporation of the Corporation dated as of February 19, 2015 (the “Certificate Amendment”);

(g) declare, pay or make any dividends or other distributions to any holders of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or any other capital stock that is junior to the Senior Preferred Stock in respect of the payment of dividends or distributions, or to any holders of shares of a class or series of capital stock issued following the Series D-1 Original Issue Date that is pari passu to the Senior Preferred Stock in respect of the payment of dividends;

(h) purchase, redeem or otherwise acquire (or pay into or set aside for a sinking fund for such purpose), or permit any subsidiary to purchase, redeem or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or any other capital stock that is junior to the Senior Preferred Stock, or to any holders of shares of a class or series of capital stock issued following the Series D-1 Original Issue Date that is pari passu to the Senior Preferred Stock; provided, however, that the approval by the Senior Preferred Stock and the Deerfield Investor otherwise required by this Subsection 4.D(h) shall not be required for: (1) shares repurchased from former employees, consultants or directors of the Corporation in accordance with restricted stock purchase agreements with such employees, consultants or directors entered into with Board approval, (2) the repurchase of up to $100,000 of additional shares, in the aggregate, of such junior or pari passu classes or series of capital stock, and (3) redemptions of the Senior Preferred Stock as expressly authorized in this Amended and Restated Certificate of Incorporation; or

(i) increase or decrease the authorized number of directors constituting the Board.

E. With respect to any such vote in Subsection 4.D, each share of Senior Preferred Stock outstanding on the record date for determining the stockholders of the Corporation eligible to vote on any such matters shall entitle the holder thereof to one vote.

Section 5. No Redemption. The Corporation shall not have any right or obligation to redeem any shares of Preferred Stock.

Section 6. Liquidation. Upon an Event of Liquidation, subject to the prior payment of any and all amounts required under the Deerfield Convertible Notes, the Deerfield Warrants and the Term Note, the assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of Common Stock and Preferred Stock as follows:

A. Senior Preferred Stock Preference. Before any distribution or payment is made to any holder of Common Stock, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, the holders of shares of Senior Preferred Stock shall first be entitled to be paid an amount equal to the Liquidation Preference Amount with respect to each share of Senior Preferred Stock, plus any dividends declared but unpaid thereon. If, upon any Event of Liquidation, the assets of the Corporation available for distribution to the holders of the Senior Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of the Senior Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

B. Series C Preferred Stock Preference. If the holders of Senior Preferred Stock have been paid in full the Liquidation Preference Amounts to which they are entitled, then, before any distribution or payment is made to any holder of Common Stock, Series A Preferred Stock or Series B Preferred Stock, the holders of shares of Series C Preferred Stock shall be entitled to be paid an amount equal to the Liquidation Preference Amount with respect to each share of Series C Preferred Stock. If, upon any Event of Liquidation, the assets of the Corporation available for distribution to the holders of the Series C Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of the Series C Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

C. Series B Preferred Stock Preference. If the holders of Senior Preferred Stock and Series C Preferred Stock have been paid in full the Liquidation Preference Amounts to which they are entitled, then, before any distribution or payment is made to any holder of Common Stock or Series A Preferred Stock, the holders of shares of Series B Preferred Stock shall be entitled to be paid an amount equal to the Liquidation Preference Amount with respect to each share of Series B Preferred Stock. If, upon any Event of Liquidation, the assets of the Corporation available for distribution to the holders of the Series B Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of the Series B Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

D. Series A Preferred Stock Preference. If the holders of Senior Preferred Stock, Series C Preferred Stock and Series B Preferred Stock have been paid in full the Liquidation Preference Amounts to which they are entitled, then, before any distribution or payment is made to any holder of Common Stock, the holders of shares of Series A Preferred Stock shall be entitled to be paid an amount equal to the Liquidation Preference Amount with respect to each share of Series A Preferred Stock. If, upon any Event of Liquidation, the assets of the Corporation available for distribution to the holders of the Series A Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of the Series A Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

E. Distribution of Remaining Assets. If, upon an Event of Liquidation, holders of the Preferred Stock shall have been paid in full the Liquidation Preference Amounts to which they are entitled, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock and the Preferred Stock in proportion to the shares of Common Stock then held by them and the shares of Common Stock that they then have the right to acquire upon conversion of the shares of Preferred Stock then held by them.

F. Effecting a Deemed Liquidation Event.

(a) The Corporation shall not have the power to effect a Deemed Liquidation Event of the type described in subclause (i)(a) of the definition thereof unless the definitive agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Corporation (subject to the prior payment of any and all amounts required under the Deerfield Convertible Notes the Deerfield Warrants and the Term Note) shall be allocated among the holders of capital stock of the Corporation in accordance with the introductory paragraph of this Section 6 and the order of seniority reflected in Subsections 6.A through 6.E above; and, subject to Subsection 6.H below, shall be payable to the stockholders of the Corporation upon the closing of such Deemed Liquidation Event.

(b) In the event of a Deemed Liquidation Event of the type described in subclauses (i)(b) or (ii) of the definition thereof, the Corporation shall, upon the closing of such Deemed Liquidation event, distribute the Available Proceeds to the stockholders of the Corporation in accordance with the introductory paragraph of this Section 6 and the order of seniority reflected in Subsections 6.A through 6.E above. Prior to the distribution provided for in this Subsection 6.F(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to pay any and all amounts required under the Deerfield Convertible Notes, the Deerfield Warrants and the Term Note and to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

G. Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, or other disposition shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board unless the amount deemed paid or distributed is made in property other than in cash, in which case the value of such distribution shall be the fair market value of such property, determined as follows:

(a) For securities not subject to investment letters or other similar restrictions on free marketability covered by paragraph (b) of this Subsection 6.G:

(i) if traded on a securities exchange, the value shall be deemed to be the volume-weighted average of the closing prices of the securities on such exchange over the thirty (30) period ending three (3) business days prior to the closing of such transaction;

(ii) if actively traded over-the-counter, the value shall be deemed to be the volume-weighted average of the closing bid or sale prices over the thirty (30) day period ending three (3) business days prior to the closing of such transaction; or

(iii) if there is no active public market, the value shall be the fair market value thereof, as reasonably determined by the Board in good faith.

(b) The method of valuation of securities subject to investment letters or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to take an appropriate discount from the market value as determined as provided in clauses (i), (ii) or (iii) of paragraph (a) of this Subsection 6.G to reflect the adjusted fair market value thereof, all as reasonably determined by the Board in good faith.

H. Allocation of Escrow and Contingent Consideration. In the event of an Deemed Liquidation Event of the type described in clause (i)(a) of the definition thereof, if any portion of the consideration is Additional Consideration, the definitive agreement or agreements pursuant to which such Deemed Liquidation Event occurs shall provide that (a) the Initial Consideration shall be allocated among the holders of capital stock of the Corporation in accordance with this Section 6 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with this Section 6 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 6, consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

Section 7. Optional Conversion. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, into fully paid and nonassessable shares of Common Stock in accordance with this Section 7.

A. Right to Convert. Subject to Subsection 7.C of this Article XIII, each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Original Issue Price for such applicable series by the Conversion Price (as defined below) in effect for such series at the Conversion Time, provided, that, notwithstanding anything herein to the contrary, each share of Series D-1 Preferred shall not be convertible at the option of the holder until from and after the date that is eighteen months after the Series D-1 Original Issue Date. As of the Series D-1 Original Issue Date, “Initial Conversion Price” shall mean:

i.	with respect to any share of Series A Preferred Stock, $0.40 per share,

ii.	with respect to any share of Series B Preferred Stock, $0.62 per share,

iii.	with respect to any share of Series C Preferred Stock, $0.78 per share,

iv.	with respect to any share of Series D Preferred Stock, $0.78 per share, and

v.	with respect to any share of Series D-1 Preferred Stock, $1.25 per share (the “D-1 Conversion Price”), provided, however if such conversion is to be effected in connection with the Corporation’s initial public offering pursuant to an effective registration statement under the Securities Act, then the Initial Conversion Price shall be the greater of (x) 87.5% of the price per share at which the Common Stock is initially offered to the public (the “D-1 IPO Conversion Price”) and (y) the D-1 Conversion Price.

The Initial Conversion Price of each series of Preferred Stock is subject to adjustment as provided in this Section 7. “Conversion Price” in this Amended and Restated Certificate of Incorporation shall mean, with respect to any share of Preferred Stock, the Initial Conversion Price of said share, as adjusted for stock splits, combinations, recapitalizations, reclassifications and similar events as described herein, and as otherwise adjusted as provided in this Section 7, provided, that the D-1 IPO Conversion Price shall not be adjusted for any such stock splits, combinations, recapitalizations, reclassifications or similar events as described herein. In connection with any restatement of this Amended and Restated Certificate of Incorporation following the Series D-1 Original Issue Date, the Corporation shall update the Initial Conversion Price in this Subsection 7.A to reflect any adjustments pursuant to Subsection 7.D based on events between the Series D-1 Original Issue Date and the date of such restatement.

B. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of any series of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of the series of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

C. Mechanics of Conversion.

(a) Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall (a) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Preferred Stock and, if applicable, any event on which such conversion is contingent and (b), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of the Conversion Time. The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominee, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, provided that if such shares of Common Stock are uncertificated the Corporation shall issue and deliver to such holder of Preferred Stock, or to his, her or its nominee, a notice of issuance of uncertificated shares and may, upon written request, issue and deliver a certificate for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and, may, if applicable and upon written request, issue and deliver a certificate for the number (if any) of the shares of Preferred Stock represented by any surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 7.B in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

(b) Reservation of Shares. The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation.

(c) Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 7.B and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

(d) No Further Adjustment. Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(e) Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 7. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

D. Adjustments to Applicable Conversion Price for Diluting Issues.

(a) No Adjustment of Conversion Price. No adjustment in the Conversion Price with respect to the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, respectively, agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock. No adjustment in the Conversion Price with respect to the Senior Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the Requisite Senior Preferred Holders agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(b) Deemed Issue of Additional Shares of Common Stock.

i.	If the Corporation at any time or from time to time after the Series D-1 Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible

Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

ii.	If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price applicable to any series of Preferred Stock pursuant to the terms of Subsection 7.D(c), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price applicable to such series of Preferred Stock computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

iii.	If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price applicable to any series of Preferred Stock pursuant to the terms of Subsection 7.D(c) (either because the consideration per share (determined pursuant to Subsection 7.D(d)) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series D-1 Original Issue Date for), are revised after the Series D-1 Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 7.D(b)(i)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

iv.	Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Subsection 7.D(c), the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

v.

If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Subsection 7.D(b)

shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (ii) and (iii) of this Subsection 7.D(b)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Subsection 7.D(b) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(c) Adjustment of Applicable Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series D-1 Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 7.D(b)), without consideration or for a consideration per share less than the Conversion Price of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series D-1 Preferred Stock in effect immediately prior to such issue, then the Conversion Price of each such applicable series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

“CP2” shall mean the applicable Conversion Price in effect immediately after such issue of Additional Shares of Common Stock

“CP1” shall mean the applicable Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

“A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of

Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

“B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CPI (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

“C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(d) Determination of Consideration. For purposes of this Subsection 7.D, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

i.	Cash and Property. Such consideration shall:

(1)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(2)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

(3)	in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board.

ii.	Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 7.D(b), relating to Options and Convertible Securities, shall be determined by dividing:

(1)

The total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(e) Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price applicable to a series of Preferred Stock pursuant to the terms of Subsection 7.D(c), and such issuance dates occur within a period of no more than ninety (90) days from the first such issuance to the final such issuance, then, upon the final such issuance, such Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

E. Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series D-1 Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price applicable to a series of Preferred Stock that is in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series D-1 Original Issue Date combine the outstanding shares of Common Stock, the applicable Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Subsection 7.E shall become effective at the close of business on the date the subdivision or combination becomes effective.

F. Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series D-1 Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price applicable to the given series of Preferred Stock in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction:

(a) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(b) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Subsection 7.F as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of the applicable Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of the applicable Preferred Stock had been converted into Common Stock on the date of such event.

G. Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series D-1 Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 3 of this Article XIII do not apply to such dividend or distribution, then and in each such event the holders of the applicable Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of the applicable Preferred Stock had been converted into Common Stock on the date of such event.

H. Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 6, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 7.D, 7.F or 7.G), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 7 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 7 (including provisions with respect to changes in and other adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock. For the avoidance of doubt, nothing in this Subsection 7.H shall be construed as preventing the holders of Preferred Stock from seeking any appraisal rights to which they are otherwise entitled under the DGCL in connection with a merger triggering an adjustment hereunder, nor shall this Subsection 7.H be deemed conclusive evidence of the fair value of shares of Preferred Stock in any such appraisal proceeding.

I. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of a Conversion Price pursuant to this Section 7, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the applicable Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the applicable Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of the applicable Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the applicable Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of the applicable Preferred Stock.

J. Notice of Record Date. In the event:

(a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Event of Liquidation; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the earlier of the record date or effective date for the event specified in such notice.

Section 8. Mandatory Conversion.

A. Trigger Events. Upon (x) the closing of a Qualified Public Offering, (y) the closing of an underwritten public offering of Common Stock pursuant to a registration statement under the Securities Act, that is not a Qualified Public Offering but is approved by the Deerfield Investor and the Board or (z) the date specified by written consent or agreement of the holders of a majority of the then-outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D-1 Preferred Stock (collectively, the “Mandatory Conversion Preferred”) voting together as a separate class on an as-converted to Common Stock basis, which written consent or agreement shall include the written consent or agreement of the Requisite Senior Preferred Holders, then (i) all outstanding shares of Mandatory Conversion Preferred shall automatically be converted into shares of Common Stock (the time of such closing or the date and time of the event specified in such vote or written consent is referred to in this Amended and Restated Certificate of Incorporation as the “Mandatory Conversion Time”), at the then effective conversion rate as calculated pursuant to Subsection 7.A and (ii) such shares may not be reissued by the Corporation.

B. Procedural Requirements. All holders of record of shares of Mandatory Conversion Preferred shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Mandatory Conversion Preferred pursuant to this Section 8. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Mandatory Conversion Preferred in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Mandatory Conversion Preferred converted pursuant to Subsection 8.A, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 8.B. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Mandatory Conversion Preferred, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominee, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in Subsection 7.B in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Mandatory Conversion Preferred converted, provided that if such shares of Common Stock are uncertificated, the Corporation shall issue and deliver to such holder of Mandatory Conversion Preferred, or to his, her or its nominee, a notice of issuance of uncertificated shares and may, upon written request, issue and deliver a certificate for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof. Such converted Mandatory Conversion Preferred shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Mandatory Conversion Preferred accordingly.

Section 9. Notice of Certain Events. In case the Corporation shall propose at any time or from time to time (A) to declare or pay any dividend payable in stock of any class to the holders of Common Stock or to make any other distribution to the holders of Common Stock, (B) to offer to the holders of Common Stock rights or warrants to subscribe for or to purchase any additional shares of Common Stock or shares of stock of any class or any other securities, rights or options, (C) to effect any reclassification of its Common Stock, (D) to effect any consolidation, merger or sale, transfer or other disposition of all or substantially all of the property, assets or business of the Corporation which would, if consummated adjust the Conversion Price or the securities issuable upon conversion of shares of Preferred Stock, or (E) to effect the liquidation, dissolution or winding up of the Corporation, then, in each such case, the Corporation shall mail to each holder of shares of Preferred Stock at such holder’s address as it appears on the transfer books of the Corporation, a written notice of such proposed action, which shall specify (1) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants or, if a record is not to be taken, the date as of which the holders of shares of Common Stock or record to be entitled to such dividend, distribution or rights are to be determined, or (2) the date on which such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up is expected to become effective, and such notice shall be so given as promptly as possible but in any event at least ten (10) business days prior to the applicable record, determination or effective date, specified in such notice.

ARTICLE XIV.

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the

Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation or Bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article XIV shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XIV (including, without limitation, each portion of any sentence of this Article XIV containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE XV.

The Corporation shall not be governed by or subject to Section 203 of the DGCL.

ARTICLE XVI.

This Amended and Restated Certificate of Incorporation shall be effective as of the date on which it is received for filing by the office of the Secretary of State for the State of Delaware.

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3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the DGCL.

4. That this Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the DGCL.

IN WITNESS WHEREOF, KemPharm, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer dated as of this 19th day of February, 2015.

KEMPHARM, INC.

By:	/s/ Travis C. Mickle
Travis C. Mickle, PhD
President and Chief Executive Officer

CERTIFICATE OF AMENDMENT TO

THE CERTIFICATE OF INCORPORATION OF

KEMPHARM, INC.

KEMPHARM, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is KEMPHARM, INC.

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 28, 2014.

THIRD: The Board of Directors of the Corporation (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (“DGCL”), adopted resolutions approving amendments to the Corporation’s Amended and Restated Certificate of Incorporation (the “Restated Certificate”) to provide for the reclassification of the Corporation’s Series D Convertible Preferred Stock, par value of $0.0001 per share (“Series D Preferred Stock”), into shares of the Corporation’s Common Stock, par value of $0.0001 per share (“Common Stock”), as follows:

1. [Intentionally omitted.]

2. Effective upon (x) the closing of the sale of shares of Common Stock to the public at a price of at least $1.25 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to Common Stock pursuant to the Restated Certificate, as amended from time to time), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with at least $25,000,000 of gross proceeds to the Corporation and a listing of the Common Stock on The Nasdaq Stock Market or the New York Stock Exchange (a “Qualified Public Offering”), (y) an underwritten public offering of Common Stock pursuant to a registration statement under the Securities Act that is not a Qualified Public Offering but is approved by Deerfield Private Design Fund III, L.P. (the “Deerfield Investor”) and the Board or (z) the date specified by written consent or agreement of the Deerfield Investor together with the holders of a majority of the shares of the Series D Preferred Stock then outstanding or issuable upon the conversion or exchange of any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock (“Convertible Securities”) (including those certain senior secured convertible notes issued by the Corporation to the Deerfield Investor, as amended from time to time, pursuant to that certain Facility Agreement, dated as of June 2, 2014, between the Corporation and the Deerfield Investor, as amended from time to time (the “Facility Agreement”)), or issuable upon the exercise of rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities (including warrants to purchase shares of Series D Preferred Stock or Common Stock issued by the Corporation to the Deerfield Investor pursuant to the Facility Agreement), then (i) each outstanding share of Series D Preferred Stock shall automatically, and without any action by or on behalf of the holder thereof, be reclassified into shares of Common Stock, with such reclassification to be effected at the then effective Conversion Price of the Series D Preferred Stock as defined in and as calculated pursuant to Subsection 7.A of Article XIII of the Restated Certificate, as amended from time to time, (ii) such shares of Series D Preferred Stock shall no longer be outstanding and may not be reissued by the Corporation and (iii) such shares of Common Stock shall have the rights, preferences, privileges and restrictions as set forth in the Restated Certificate, as amended from time to time (the “Series D Reclassification”).

3. Upon effectiveness of the Series D Reclassification, all holders of record of shares of Series D Preferred Stock shall be sent written notice of the Series D Reclassification. Upon receipt of such notice, each holder of shares of Series D Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for reclassification shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series D Preferred Stock reclassified pursuant to this Certificate of Amendment, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate upon effectiveness of the Series D Reclassification (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Paragraph 3 of this Article Third of this Certificate of Amendment. As soon as practicable after the effectiveness of the Series D Reclassification and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Series D Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominee, a certificate or certificates for the number of full shares of Common Stock issuable on such reclassification in accordance with the provisions hereof and (b) pay cash as provided in Paragraph 4 of this Article Third of this Certificate of Amendment in lieu of any fraction of a share of Common Stock otherwise issuable upon such reclassification and the payment of any declared but unpaid dividends on the shares of Series D Preferred Stock reclassified, provided that if such shares of Common Stock are uncertificated, the Corporation shall issue and deliver to such holder of Series D Preferred Stock, or to his, her or its nominee, a notice of issuance of uncertificated shares and may, upon written request, issue and deliver a certificate for the number of full shares of Common Stock issuable upon such reclassification in accordance with the provisions hereof. Such reclassified Series D Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series D Preferred Stock accordingly.

4. No fractional shares of Common Stock shall be issued pursuant to the Series D Reclassification. In lieu of any fractional shares to which a holder of Series D Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board. Whether or not fractional shares would be issuable upon such reclassification shall be determined on the basis of the total number of shares of such holder’s Series D Preferred Stock being reclassified into Common Stock and the aggregate number of shares of Common Stock issuable upon such reclassification.

5. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon reclassification of the Series D Preferred Stock pursuant to Paragraphs 2 and 3 of this Article Third of this Certificate of Amendment. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of the Series D Preferred Stock so reclassified were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

FOURTH: Thereafter, pursuant to a resolution by the Board, this Certificate of Amendment was submitted to the stockholders of the Corporation and approved by such stockholders in accordance with the provisions of Sections 228 and 242 of the DGCL.

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IN WITNESS WHEREOF, KemPharm, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer dated as of this 19th day of February, 2015.

KEMPHARM, INC.

By:	/s/ Travis C. Mickle
Travis C. Mickle, PhD
President and Chief Executive Officer